Exhibit 10.8

August 7, 2013

Mr. James Monroe III

Chief Executive Officer

Globalstar, Inc.

300 Holiday Square Blvd.

Covington, Louisiana 70433

Ref:	Contract Number GINC-C-08-0390 (“Contract”) between Globalstar, Inc. (“Globalstar”) and Hughes Network Systems, LLC (“Hughes”), as amended;
Letter Agreement, dated March 21, 2011, as amended (the “March 2011 Letter Agreement”)

Dear Jay:

Reference is made to the above-referenced Contract and March 2011 Letter Agreement.

In consideration of the mutual promises and covenants contained in this letter (“Letter Agreement”), Globalstar and Hughes (each a “Party” and collectively, the “Parties”) agree as follows:

1.            As of the date of this Letter Agreement, the Parties agree that the amount currently due and owing from Globalstar to Hughes (excluding accrued interest, which is addressed in Section 3) is $15,831,729 (the “Specified Amount”), which includes the remaining $6,554,486 of the April 2011 milestone payment and the full amount of the July 2011 milestone payment.

2.            Globalstar shall pay Hughes the Specified Amount in three installments as follows:

i)	$5,831,729 on or before August 15, 2013 (“Installment #1”);
ii)	$5,000,000 on or before October 15, 2013 (“Installment #2”); and
iii)	$5,000,000 on or before December 15, 2013 (“Installment #3”).

When paid by Globalstar, Installment #1 and a portion of Installment #2 shall be credited first against the April 2011 milestone payment and the remainder of Installment #2 and all of Installment #3 shall be credited against the July 2011 milestone payment. Upon receipt of each such payment, the Specified Amount shall be reduced by the amount paid.

3.            Interest on the unpaid balance of the Specified Amount has been accruing at the rate of 10% per annum, calculated from February 2, 2011 and will continue to accrue at the rate of 10% per annum until the date on which the Specified Amount and accrued interest has been paid in full. The amount of interest accrued on the Specified Amount as of July 31, 2013 is $4,851,695. All interest, including interest that has accrued to date, shall be paid on or before January 15, 2014.

4.          Upon timely payment to Hughes of all installment payments under Section 2 and the interest payment under Section 3, the Parties shall promptly agree on revised program and payment milestones for commencing and completing the remaining work under the Contract, taking into account the delays in the program to date, and shall modify the Contract accordingly. In addition, prior to January 15, 2014, if Globalstar has paid Installment #1 and Installment #2 in full when due and is in compliance with all other terms and conditions of this Letter Agreement and the Contract, then upon payment to Hughes of $4,277,243, representing an advance payment of the amount payable in respect of Payment Milestone #13a (as defined in Exhibit C, Rev. H, to the Contract), Hughes shall proceed with Program Milestone #4a (as defined in Exhibit A, Rev. F, to the Contract).

5.          In the event that Globalstar fails to make payment to Hughes of any installment under Section 2, or make the payment of interest under Section 3, on or before the date any such payment is due (in each case, a “Default”), and without prejudice to any other rights and remedies available to Hughes (all of which are hereby expressly reserved), interest at the rate of 15% per annum shall accrue on all amounts then outstanding (including any unpaid portion of the Specified Amount, and any accrued interest whether before or after the date hereof), from the date of the Default until such amounts, together with interest thereon, shall have been paid to Hughes in full. If Globalstar shall not have paid Hughes any sum called for under Section 2 or Section 3 above when due, Globalstar may terminate the Contract for convenience by making a final payment of $20 Million less any payments made under Section 2 reducing the Specified Amount (“Final Payment”) to Hughes within thirty (30) days of the occurrence of such Default. Such Final Payment shall extinguish all rights and obligations of the Parties under the Contract.

6.         On any date specified in Section 2, Section 3, or Section 4 on which Globalstar is required or has the option to make a payment, Hughes shall have the option, but not the obligation, to elect to receive equity consideration in the form of Globalstar voting common stock (OTCBQ: GSAT, the “GSAT Stock”) in lieu of cash. Hughes may exercise this option by providing written notice of such election (an “Equity Notice”) to Globalstar no later than fifteen (15) days in advance of one or more of the payment dates specified in Section 2, Section 3 or Section 4. Hughes may take all or any portion of Section 2, Section 3 or Section 4 payments in GSAT Stock. Any written notice should specify the amount for which Hughes is electing to receive stock in lieu of cash. For purposes of the payment to Hughes following any such election, the GSAT Stock shall be priced at the greater of (a) $0.32 per share, and (b) a price per share equal to a 7% discount to the 20-day trailing volume weighted average price for the period ending one business day prior to the date Globalstar receives the applicable Equity Notice (such discounted price, the “Base Price”). The GSAT Stock shall be delivered to Hughes on the applicable payment date specified in Section 2, Section 3 or Section 4. The GSAT Stock delivered to Hughes shall be freely tradable, free and clear of any liens, encumbrances or other restrictions. Within ten (10) days of receipt of the first Equity Notice from Hughes, Globalstar shall file a registration statement (the “Registration Statement”) covering, at a minimum, all of the shares of GSAT Stock potentially issuable under this Letter Agreement (based on a reasonable estimate by Globalstar, with some cushion) to support such free tradability, and use reasonable best efforts to have such Registration Statement declared effective as promptly as practicable. Once such Registration Statement is effective, Globalstar shall maintain the effectiveness of such Registration Statement until all amounts (including accrued interest) under this Letter Agreement have been repaid and all GSAT Stock acquired under this Letter Agreement have been sold by Hughes.

7.          In the event Globalstar fails to have the Registration Statement declared effective within 75 days after Globalstar receives the first Equity Notice from Hughes, or fails to maintain the effectiveness of such Registration Statement, then for each 30-day period in which Globalstar fails to have or maintain the Registration Statement effective in violation of this Letter Agreement (“Violation Periods”), Globalstar shall issue to Hughes GSAT Stock in an amount valued at 1.25% of the value of the outstanding Specified Amount and all accrued interest (using the 5-day trailing volume weighted average price as of the end of such Violation Period). In addition, upon the occurrence of two consecutive Violation Periods, Hughes shall have the right to require Globalstar to repurchase the GSAT Stock acquired under this Letter Agreement and still held by Hughes at the higher of (i) the 5-day trailing volume weighted average price for the period ending one business day before the date of this Letter Agreement, and (ii) the highest closing market price occurring during the period between the date of this Letter Agreement and the date on which Globalstar effects the repurchase of such GSAT Stock.

8.          In the event Hughes exercises the option under Section 6, Globalstar will provide Hughes downside protection through January 1, 2014 covering GSAT Stock that Hughes has elected to receive, and has not sold, as of January 1, 2014 (collectively, the “Subject Shares”). If, on January 1, 2014, the 5-day trailing volume weighted average price for GSAT Stock for the period ending one business day prior to January 1, 2014 is less than the weighted average Base Price of the Subject Shares still held by Hughes (such weighted average determined based on the number of shares issued to Hughes at the each applicable Base Price), then Globalstar will make up such deficit in equity value (the “Shortfall”) by issuing to Hughes additional shares of GSAT Stock (which additional shares shall be freely tradable, free and clear of any liens, encumbrances or other restrictions) with a value equal to the Shortfall (“Shortfall Issuance”). For purposes of this paragraph, such additional shares of GSAT Stock shall be priced at the 5-day trailing volume weighted average price for the period ending one business day prior to January 1, 2014. Additionally, in the event that the Registration Statement is not effective prior to January 1, 2014, Globalstar will make a second Shortfall Issuance on the date that is 5 business days after the date of effectiveness of the Registration Statement if the 5-day trailing volume weighted average price for GSAT Stock for the period ending one business day prior to the date of the effectiveness of the Registration Statement is less than the weighted average Base Price of the Subject Shares still held by Hughes (such weighted average determined based on the number of shares issued to Hughes at the each applicable Base Price).

9.          Prior to payment of the entire Specified Amount (including accrued interest) being made to Hughes, Globalstar shall not pay (or permit any subsidiary to pay) any capital expenditures in cash, directly or indirectly, or pay (or permit any subsidiary to pay), directly or indirectly, cash for any amount in respect of expenses related to any capital projects, other than expenses contractually required pursuant to the following binding agreements with Globalstar, each as in effect on October 14, 2011: (i) the project for the manufacture and launch, together with related insurance, of the satellites (the “Satellites”) manufactured by or ordered from Thales on or before October 14, 2011, pursuant to the Amended and Restated Contract between Globalstar, Inc. and Thales Alenia Space France dated June 3, 2009 and (ii) projects for the development and supply ground network infrastructure to be used with the Satellites under orders placed prior to October 14, 2011 or under orders valued at no more than $1.5 million, in each case, without the consent of Hughes, such consent not to be unreasonably withheld. Globalstar hereby confirms that since October 14, 2011, neither Globalstar nor any subsidiary of Globalstar has made any such payment other than as described in clauses (i) and (ii) of the immediately preceding sentence. Globalstar notes that it discloses its capital expenditures commitments as of each balance sheet date in its quarterly and annual financial reports, and Globalstar hereby represents that such capital expenditure commitment information contained in its 10-Q filed on May 9, 2013, was accurate when filed and there exist no material changes as of the date of this Letter Agreement. In the event of any breach of this Section, Hughes shall have the rights and remedies relating thereto specified in Section 5.

10.        This Letter Agreement replaces and supersedes the March 2011 Letter Agreement in its entirety. Except as amended herein, all terms and conditions of the Contract shall remain in full force and effect. In the event of a discrepancy between the terms and conditions contained in this Letter Agreement, as amended, and those contained in the Contract, the terms and conditions contained in this Letter Agreement shall prevail.

We would appreciate the acknowledgement of Globalstar’s agreement to this letter by having a duly authorized representative of Globalstar sign in the signature block below.

Sincerely,

/s/ Sean P. Fleming

Sean P. Fleming
Senior Counsel

AGREED AND ACCEPTED BY:

GLOBALSTAR, INC.

/s/ James Monroe III
Signature

James Monroe III
Name

Chief Executive Officer
Title

August 7, 2013
Date